Exhibit 99.1

DEFENSE NEWS

FOR IMMEDIATE RELEASE

CALMARE THERAPEUTICS AWARDED GSA CONTRACT EXTENSION

Simple Buying Process of Calmare® Pain Therapy Devices and its Consumables for

U.S. Military Hospitals, Clinics and Medical Practitioners Extended

Fairfield, CT – June 25, 2015 – Calmare Therapeutics Incorporated, (OTCQB: CTTC) (CTI), the pain mitigation company, has been awarded a preliminary three-month extension of its General Services Administration (GSA) military contract (V797P-4300B). First awarded in 2010, CTI’s contract extension is designed to continue the streamlined procurement process for U.S. military personnel and their families and institutional customers across the globe who acquire Calmare® Pain Therapy Devices and its consumables.

“This extension allows us to continue offering our Calmare® Pain Therapy device to U.S. military personnel and their families through the U.S. Veterans Administration to reduce and/or eliminate chronic neuropathic pain,” said Calmare Therapeutics President & CEO Conrad Mir. “With this extension, we can broaden our military contract footprint and gain contracts with embedded device sales components that will drive revenues – the Company’s prime directive in pursuing U.S. government sales.”

Today, a large host of U.S. military hospitals and clinics rely on CTI’s Calmare Pain Mitigation Therapy™. Our pain mitigation solution offers comprehensive pain mitigation whereby pain may be eliminated for well over 3 to 4 months after the first full treatment regimen in those patients that are responders. With one or two booster treatments after the first course, a patient may have full pain elimination for a year of more without the toxic side effects or addictive qualities of prescriptions drugs and opiates.

About the Company

Calmare Therapeutics Inc., the pain mitigation company, develops and commercializes innovative wound and pain management products and technologies. CTI holds the 510k clearance on its flagship product, the non-invasive Calmare® Pain Therapy Device, which grants it an exclusive right to sell, market, research and develop the medical device. The Company is the exclusive licensed global distributor of Calmare.

Forward-Looking Statement

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

Contacts:
Calmare Therapeutics Incorporated	JV Public Relations
Conrad Mir	Janet Vasquez
President and CEO	Managing Director
cmir@calmaretherapeutics.com	jvasquez@jvprny.com
203.368.6044	212.645.5498

www.calmaretherapeutics.com